Exhibit 10.5

AMENDED AND RESTATED SEVERANCE AGREEMENT

THIS AMENDED AND RESTATED SEVERANCE AGREEMENT (“Agreement”) is made as of the 3rd day of February, 2019, between JO-ANN STORES, LLC, an Ohio limited liability company (the “Company”), and Wade Miquelon (“Executive”) for the purpose of amending and restating that certain Agreement dated as of April 4, 2016 by and between the Company and Executive.

The Company is entering into this Agreement in recognition of the importance of Executive’s services to the continuity of management of the Company and based on its determination that it will be in the best interests of the Company to encourage Executive’s continued attention and dedication to Executive’s duties as a general matter and in the potentially disruptive circumstances of a possible Change of Control of the Company. (As used in this Agreement, the term “Change of Control” and certain other capitalized terms have the meanings ascribed to them in Section 16 of this Agreement).

The Company and Executive agree, effective as of the date first set forth above (the “Effective Date”) as follows:

1.

Severance Benefits upon Involuntary Termination Without Cause Before a Change of Control. If Executive’s employment is terminated prior to a Change of Control by the Company without Cause, Executive will be entitled to the following benefits contingent on Executive signing a release of claims provided by the Company (substantially in the form attached hereto as Exhibit A, with such changes as the Company may determine to be required or reasonably advisable in order to make the release enforceable and otherwise compliant with applicable law) (“Release”) and such Release becoming effective and irrevocable in accordance with its terms within fifty-five (55) days after Executive’s Separation from Service:

(a)

Eighteen (18) months of Base Salary continuation, payable in accordance with the Company’s normal payroll practices in effect at the applicable time, commencing within ten (10) days after Executive’s Release becomes effective and irrevocable in accordance with its terms.

(b)

Any short-term incentive that would have been earned (based on actual Company performance during the entire fiscal year and assuming that any individual goals applicable to Executive were satisfied at the “target” level) will be payable on a pro-rata basis based on the number of weeks that Executive worked in the current fiscal year. This amount will be payable at the same time as the short-term incentive is paid to similarly situated active employees of the Company.

(c)

All long-term incentives (including, without limitation, stock options) will be governed by the terms of the Stockholder’s Agreement between the Company and Executive dated October 16, 2012 (the “Stockholder’s Agreement”).

(d)

The Company will provide Executive with outplacement services obtained by the Company at its cost and commensurate with the outplacement services typically provided by the Company to executives who left the Company before the Effective Date of this Agreement, until Executive obtains subsequent employment or self-employment; provided, however that such outplacement shall not continue beyond the last day of the second calendar year following the calendar year in which Executive’s Separation from Service occurs.

(e)

If Executive obtains COBRA coverage from the Company following the Executive’s Separation from Service, the Company will reimburse Executive for up to eighteen (18) months of COBRA payments for the medical, dental and vision coverage that the Executive was obtaining from the Company immediately prior to the Separation from Service.

(f)

The Company will continue to provide Executive with group term life insurance for eighteen (18) months following the Separation from Service, except that the Company may stop providing group term life insurance earlier if and when Executive accepts full time employment with a subsequent employer and that employer provides Executive with group term life insurance coverage. The group term life insurance benefits to be provided by the Company pursuant to this paragraph shall be provided to Executive at the same cost to Executive, and at the same coverage level, as is applicable to continuing executives from time to time during the period the benefits are continued.

2.

Change of Control Severance Benefits upon Certain Separations from Service Occurring After a Change of Control. If within twenty-four (24) months after the occurrence of a Change of Control, Executive has a Separation from Service with the Company by the Company without Cause, or by Executive for Good Reason, Executive shall be entitled to the following as Change of Control Severance Benefits contingent on Executive signing a Release and such Release becoming effective and irrevocable in accordance with its terms within fifty-five (55) days after Executive’s Separation from Service:

(a)

Except as otherwise may be provided in Section 15.7, the Company shall make a lump sum cash payment to Executive, not later than ten (10) business days after Executive’s Release becomes effective and irrevocable in accordance with its terms, in an amount equal to two (2) times the sum of (i) Executive’s Base Salary plus (ii) the greater of (A) Executive’s average cash bonus earned over the three (3) full fiscal years (or such lesser number of full fiscal years that Executive was employed by the Company) of the Company ended before the Separation from Service, or (B) Executive’s target annual bonus established for the bonus plan year in which the Separation from Service occurs.

(b)

The Company shall make a lump sum cash payment to Executive, not later than ten (10) business days after Executive’s Release becomes effective and irrevocable in accordance with its terms, in an amount equal to Executive’s unpaid targeted annual bonus, established for the bonus year in which the Separation from Service occurs, multiplied by a fraction, the numerator of which is the number of days Executive was employed by the Company in the bonus year through the Separation from Service, and the denominator of which is 365.

(c)	All long-term incentives (including, without limitation, stock options) will be governed by the terms of the Stockholder’s Agreement.

(d)

The Company shall provide Executive with outplacement services obtained by the Company at its cost and commensurate with the outplacement services typically provided by the Company to executives who left the Company before the Effective Date of this Agreement, until Executive obtains subsequent employment or self-employment, provided, however that such outplacement shall not continue beyond the last day of the second calendar year following the calendar year in which Executive’s Separation from Service occurs.

(e)

If the Separation from Service occurs after the end of a bonus year under any Company sponsored bonus plan and before the bonus with respect to that bonus year has been paid, the Company shall pay to Executive, within ten (10) business days after Executive’s Release became effective and irrevocable in accordance with its terms or if later, at the same time as bonuses are paid (or would be payable, assuming that the bonus plan for that bonus year remained in effect without change) to similarly situated active employees of the Company, an amount equal to the bonus for that bonus year to which Executive would have been entitled had the bonus plan for that bonus year remained in effect without any change and had Executive remained in the employ of the Company through the date on which bonuses for that bonus year were paid.

(f)

As part of the lump sum payment pursuant to Section 2(a) hereof, the Company also shall pay to Executive the sum that is equal to twenty-four (24) times the monthly cost of COBRA coverage for former Company employees in effect on the date of the Separation from Service.

(g)

The Company will continue to provide Executive with group term life insurance for twenty-four (24) months following the Separation from Service, except that the Company may stop providing group term life insurance earlier if and when Executive accepts full time employment with a subsequent employer and that employer provides Executive with group term life insurance coverage. The group term life insurance benefits to be provided by the Company pursuant to this paragraph shall be provided to Executive at the same cost to Executive, and at the same coverage level, as is applicable to continuing executives from time to time during the period the benefits are continued.

3.

Earned but Unpaid Base Salary and Accrued Paid Time Off Pay Payable Upon Any Separation from Service. Upon Executive’s Separation from Service for any reason and at any time, the Company shall pay to Executive (or, where applicable, to Executive’s Beneficiary), not later than ten (10) days after the Separation from Service, (a) all earned but unpaid Base Salary through the date of Separation from Service, and (b) any Paid Time Off (PTO) in accordance with the company’s PTO policy.

4.

Separation from Service Due to Retirement, Disability, or Death. If Executive has a Separation from Service due to Retirement, Disability, or death while this Agreement remains in effect (whether before or after the occurrence of a Change of Control), neither Executive nor Executive’s Beneficiaries will be entitled to Severance Benefits or Change of Control Severance Benefits under either of Sections 1 or 2 but Executive or Executive’s Beneficiaries, as applicable, will be entitled to the payments provided for in Section 3 and to such benefits as may be provided under the terms of the Company’s disability, retirement, survivor’s benefits, insurance, and other applicable plans and programs of the Company then in effect.

5.

Separation from Service for Cause or by Executive other than for Good Reason. If Executive has a Separation from Service by the Company for Cause (whether before or after the occurrence of a Change of Control) or by Executive for any reason other than for Good Reason within twenty-four (24) months after a Change of Control, and Section 6 does not apply, neither Executive nor Executive’s Beneficiaries will be entitled to Severance Benefits or Change of Control Severance Benefits under either of Sections 1 or 2 but Executive or Executive’s Beneficiaries, as applicable, will be entitled to the payments provided for in Section 3 and the Company shall pay to Executive such other amounts to which Executive is entitled under any compensation plans of the Company, at the time such payments are due. Except as provided in this Section 5, the Company shall have no further obligations to Executive under this Agreement.

6.

Special Provision Applicable only if Executive has a Separation from Service both in Advance of and in Contemplation of a Change of Control. If Executive has a Separation from Service by the Company (a) in contemplation of and not more than six (6) full calendar months before the occurrence of a Change of Control, and (b) under circumstances such that if the Separation from Service had occurred immediately after that Change of Control Executive would have been entitled to Change of Control Severance Benefits under Section 2 above, then contingent on Executive signing a Release and such Release becoming effective and irrevocable in accordance with its terms within fifty-five (55) days after Executive’s Separation from Service, the Company shall pay and provide to Executive all of the amounts and benefits specified in Section 2, reduced by such amounts and such benefits, if any, that the Company has otherwise paid and provided to Executive pursuant to Section 1 above. The Company shall make any cash payment required pursuant to this Section 6 within ten (10) days after Executive’s Release becomes effective and irrevocable in accordance with its terms, but not earlier than the occurrence of the Change of Control.

7.

Change of Control Ignored if Employment Continues for More than Two Years Thereafter. If Executive’s employment continues for more than two (2) years following the occurrence of any Change of Control, that particular Change of Control will be deemed never to have occurred for purposes of this Agreement.

8.

Term of Agreement. This Agreement shall continue in effect until a Separation from Service occurs pursuant to one of Sections 1, 2, 4, or 5, with due consideration of Sections 3, 6 and 7 hereof. The parties may, by mutual agreement, at any time and from time to time modify or terminate the term of this Agreement under this Section 8.

9.

Excise Tax. If there is any conflict between the provisions of this Section 9 and any other provision of this Agreement regarding payments to be made or benefits to be provided to Executive under this Agreement following a Change of Control, the provisions of this Section 9 shall govern.

9.1.

Acknowledgement. The Company and Executive acknowledge that, following a Change of Control, one or more payments or distributions to be made by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, under some other plan, agreement, or arrangement, or otherwise, and including, without limitation, any income recognized by Executive upon exercise of an option granted by the Company to acquire Common Shares issued by the Company) (a “Payment”) may be determined to be an Excess Parachute Payment that is not deductible by the Company for federal income tax purposes and with respect to which Executive will be subject to an excise tax because of Sections 280G and 4999, respectively, of the Code (hereinafter referred to respectively as “Section 280G” and “Section 4999”).

9.2.

Procedure. Prior to and in connection with any Change of Control, the Company shall cause the Accounting Firm, which shall make all determinations required to be made under this Section 9, to determine (a) the maximum amount of Parachute Payments that Executive may receive without becoming subject to the excise tax imposed by Section 4999 and without the Company suffering a loss of deduction under Section 280G (this maximum amount being the “280G Limit”); and (b) whether, if all Payments were made without regard to this Section 9 and after taking into account any value (as determined by the Accounting Firm) attributable to the non-competition covenant in Section 13, any Payment would be an Excess Parachute Payment. If the Accounting Firm determines that any Payment to Executive (if made without regard to this Section 9 and after taking into account any value (as determined by the Accounting Firm) attributable to the non-competition covenant in Section 13) would be an Excess Parachute Payment, then the treatment of Executive’s Payments shall be determined in accordance with Section 9.3 or Section 9.4, as applicable. The Accounting Firm shall communicate its determination, together with detailed supporting calculations, to the Company and to Executive at least 10 business days prior to the Change of Control or such earlier time as is requested by the Company. The Company and Executive shall cooperate with each other and the Accounting Firm and shall provide necessary information so that the Accounting Firm may make all such determinations. The Company shall pay all of the fees of the Accounting Firm for services performed by the Accounting Firm as contemplated in this Section 9. All determinations made by the Accounting Firm under this Section 9 shall be binding upon Executive and the Company.

9.3.

Company has no Readily Tradable Stock – Reduction in Payments Unless Approved by Shareholders. If, immediately prior to a Change in Control, no stock in the Company is readily tradable on an established securities market or otherwise (within the meaning of Q/A-6), the Company shall make its best efforts to avail itself of the exemption from Sections 280G and 4999 set forth in Q/A-6(a)(2) by making its best efforts to obtain shareholder approval (in accordance with Q/A-7) of any Parachute Payments that would exceed the 280G Limit (if all Payments were made without regard to this Section 9), subject to Executive’s consent to forfeit any such amounts the payment of which is not so approved by shareholders. If Executive fails to consent to forfeiture of amounts required to obtain the exemption set forth in Q/A-6(a)(2), or if shareholder approval is not obtained in accordance with Q/A-7, then the Parachute Payments to be made to Executive without regard to this Section 9 shall be reduced, but not below zero, by such amount so that the aggregate value of the Parachute Payments actually made to Executive will be One Dollar ($1.00) less than the 280G Limit. In the event that any Parachute Payment is required to be reduced pursuant to this Section 9.3, the reduction shall be made by first reducing any specified Parachute Payments that Executive consented to forfeit if not approved by shareholders and that were not approved by shareholders, and then, to the extent necessary, by reducing Executive’s remaining Parachute Payments in the following order: (a) Base Salary continuation under Section 2(a) of this Agreement, (b) short-term incentive payment under Section 2(b) of this Agreement, (c) outplacement benefits under Section 2(d) of this Agreement, and (d) accelerated vesting (if any) of long-term incentives, with any such reduction applicable first to any long-term incentive awards with vesting otherwise contingent only upon continued service, in either case in the reverse order of the date of grant of such long term incentive awards.

9.4.

Company has Readily Tradable Stock – Reduction in Payments if Reduced Payments Would Provide Greater Net After-Tax Benefit to Executive. If immediately prior to a Change in Control, any stock in the Company is readily tradable on an established securities market or otherwise (within the meaning of Q/A-6), then either (a) the payments to be made to Executive under this Agreement without regard to this Section 9 shall be reduced as provided in this Section 9.4, or (b) the Company shall make all of the payments to be made to Executive under all of the provisions of this Agreement. The payments to be made to Executive under this Agreement without regard to this Section 9 shall be reduced pursuant to this Section 9.4 only if the Accounting Firm determines that Executive would have a greater Net After-Tax Benefit if Executive’s payments under this Agreement were reduced, but not below zero, by such amount so that the aggregate value of the Parachute Payments actually made to Executive will be One Dollar ($ 1.00) less than the 280G Limit. If instead the Accounting Firm determines that Executive would have a greater Net After-Tax Benefit if Executive’s payments under this Agreement were not so reduced, Executive shall receive all Payments to which Executive is entitled, subject to the excise tax under Sections 4999 and 280G (and all other applicable taxes). In the event that any Parachute Payment is required to be reduced pursuant to this Section 9.4, the reduction shall be made by reducing the amounts to be paid under this Agreement in the following order: (a) Base Salary continuation under Section 2(a) of this Agreement, (b) short-term incentive payment under Section 2(b) of this Agreement, (c) outplacement benefits under Section 2(d) of this Agreement, and (d) accelerated vesting (if any) of long-term incentives under Section 2(c) of this Agreement, with any such reduction applicable first to any long-term incentive awards with vesting otherwise contingent upon performance and then to any long-term incentive awards with vesting otherwise contingent only upon continued service, in either case in the reverse order of the date of grant of such long term incentive awards.

10.	The Company’s Payment Obligation.

10.1.

Change of Control Severance Benefit Payment Obligation Absolute. Except as otherwise provided in Section 9, the Company’s obligation to make the payments and provide the benefits provided for in Section 2 herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against Executive or anyone else. All payments by the Company pursuant to Section 2 herein shall be paid without notice or demand. Each and every payment made by the Company pursuant to Section 2 herein shall be final, and the Company shall not seek to recover all or any part of such payment from Executive or from whomsoever may be entitled thereto, for any reasons whatsoever. This Section 10.1 shall not be applicable to Severance Benefits made pursuant to Section 1 hereof.

10.2.

No Mitigation. Executive shall not be obligated to seek other employment in mitigation of the amounts payable or benefits to be provided under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments or provide any benefits as required under this Agreement (with the exception of group term life insurance benefits in accordance with Sections 1(f) and 2(g) of this Agreement).

10.3.

Source of Payments and Benefits. All payments under this Agreement shall be made solely from the general assets of the Company (or from a grantor trust, if any, established by the Company for purposes of making payments under this Agreement and other similar agreements), and Executive shall have the rights of an unsecured general creditor of the Company with respect thereto.

11.	Legal Remedies.

11.1.

Payment of Legal Fees. In the event of litigation or arbitration with respect to the Severance Benefits or Change of Control Severance Benefits provided for under this Agreement, the prevailing party shall be entitled to recover its legal fees, costs of arbitration and/or litigation, prejudgment interest, and other reasonable expenses.

11.2.

Arbitration. Subject to the following sentences, any dispute or controversy arising under or in connection with this Agreement shall be settled by mandatory arbitration (in lieu of litigation), conducted before a panel of three (3) arbitrators (unless the amount claimed is less than $100,000, in which case the arbitration shall be before a single arbitrator) sitting in Summit County, Ohio, in accordance with the rules of the American Arbitration Association then in effect. Any dispute which arises with respect to Executive’s alleged violation of the non-competition, non-solicitation and other covenants set forth in Section 13 of this Agreement shall be settled by judicial proceedings in a state or federal court sitting in Summit County, Ohio. Except as provided above for claims or disputes under Section 13, judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.

12.

Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement all taxes as legally shall be required (including, without limitation, any United States federal income, FICA and Medicare taxes, and any other state, city, or local taxes).

13.

Restrictive Covenants. Executive acknowledges that Executive currently is subject to restrictive covenants (the “Restrictive Covenants”) pursuant to Article IV of Executive’s Non-Qualified Stock Option Agreements of Jo-Ann Stores Holdings Inc. (the “Option Agreements”). In consideration of the Severance Benefits and Change of Control Severance Benefits being provided to Executive pursuant to this Agreement, Executive agrees that the Restrictive Covenants currently are in full effect, and in the event that any Option Agreement should ever terminate or be determined to be void or inapplicable, Article IV of such Option Agreement is hereby incorporated into this Agreement as if all of the provisions in Article IV were set forth as part of this Section 13. Moreover, in consideration of the Severance Benefits and Change of Control Severance Benefits being provided to Executive pursuant to this Agreement, Executive agrees that the noncompetition covenant in Section 4.4(a) of the Option Agreements also shall apply to vendors to the Company with annual sales to the Company during the Company’s most recently completed fiscal year of $200,000 or more and shall preclude Executive from entering into employment or other business relationships with any such vendors in the same manner as if such vendor was a Competitive Business (as that term is defined in the Option Agreements).

14.	Successors and Assignment.

14.1.

Successors to the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Company’s obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place.

14.2.

Assignment by Executive. This Agreement shall insure to the benefit of and be enforceable by Executive and each of Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees, and legatees. If Executive dies while any amount would still be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to Executive’s Beneficiary. If Executive has not named a Beneficiary, then such amounts shall be paid to Executive’s devisee, legatee, or other designee, or if there is no such designee, to Executive’s estate.

15.	Miscellaneous.

15.1.

Employment Status. Except as may be provided under any other agreement between Executive and the Company, the employment of Executive by the Company is “at will” and, prior to the effective date of a Change of Control, may be terminated by either Executive or the Company at any time, subject to applicable law.

15.2.

Entire Agreement. Except with respect to the provisions of the Stockholder’s Agreement and the Option Agreement expressly referenced herein, this Agreement sets forth the entire agreement between the parties with respect to severance benefits to be provided upon any termination of Executive’s employment and supersedes any and all prior employment, retention, and/or change of control agreements between Executive and the Company.

15.3.

Beneficiaries. Executive may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any Severance Benefits or Change of Control Severance Benefits owing to Executive under this Agreement. Such designation must be in the form of a signed writing acceptable to the Company. Executive may make or change such designation at any time.

15.4.

Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

15.5.

Modification. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by Executive (or his/her legal representative or successor) and by the Board of Directors of the Company.

15.6.

Applicable Law. To the extent not preempted by the laws of the United States, the laws of the State of Ohio, applicable to contracts made and to be performed wholly within that state, shall be the controlling law in all matters relating to this Agreement.

15.7.

Section 409A. It is intended that the payments and benefits provided under this Agreement shall be exempt from, or comply with, the requirements of Section 409A of the Code. This Agreement shall be construed, administered and governed in a manner that effects such intent. For purposes of Section 409A of the Code, Executive’s right to receive any “installment” payments pursuant to this Agreement shall be treated as a right to receive a series of separate payments. Further, if the fifty-five (55)-day period during which Executive’s Release must become effective and irrevocable in accordance with its terms pursuant to Section 1 or Section 2 of this Agreement begins in one calendar year and ends in the next calendar year, then, to the extent required to comply with Section 409A of the Code, any payment to be made under Section 1 or Section 2 of this Agreement following the effectiveness and irrevocability of such Release will be made (or commence) in the second calendar year. In no event will any in-kind benefits or reimbursements to which Executive may be entitled under this Agreement be provided after the end of the second calendar year following the year of Executive’s Separation from Service. The payments and benefits provided under this Agreement may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon Executive. Although the Company will use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. Neither the Company, its affiliates nor their respective directors, managers, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive (or any other individual claiming a benefit through Executive) as a result of this Agreement. The amount of any in-kind benefits or reimbursement that Executive may be provided under this Agreement during any calendar year shall not affect the in-kind benefits or reimbursement that Executive may be provided under this Agreement during any other calendar year, and any right that Executive may have to in-kind benefits or reimbursements under this Agreement shall not be subject to liquidation or exchange for another benefit. To the extent necessary to avoid the imposition of an additional tax under Section 409A of the Code upon Executive, the portion of any amount that may be payable to or for the benefit of Executive under Section 2(a) hereof equal to 1.5 times Executive’s Base Salary shall be paid, notwithstanding any other provision of Section 2(a), in substantially equal installments over a period of eighteen (18) months, in accordance with the Company’s normal payroll practices in effect at the applicable time, commencing within ten (10) business days after Executive’s Release becomes effective and irrevocable in accordance with its terms.

16.	Definitions. Whenever used in this Agreement, the following capitalized terms shall have the meanings set forth below:

16.1.

“Accounting Firm” means the independent auditors of the Company for the Fiscal Year preceding the year in which the Change of Control occurred and such firm’s successor or successors; provided, however, if such firm is unable or unwilling to serve and perform in the capacity contemplated by this Agreement, the Company shall select another national accounting firm of recognized standing to serve and perform in that capacity under this Agreement, except that such other accounting firm shall not be the then independent auditors for the Company or any of its affiliates (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended).

16.2.	“280G Limit” has the meaning assigned to it in Section 9.2.

16.3.

“Base Salary” means an amount equal to Executive’s base annual salary at the rate in effect immediately prior to Executive’s Separation from Service (and without regard to any reduction of base salary which would constitute Good Reason for purposes of this Agreement) or, if higher, at the rate in effect immediately prior to a Change of Control. For this purpose, Base Salary shall not include bonuses, long-term incentive compensation, or any remuneration other than base annual salary.

16.4.	“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

16.5.	“Beneficiary” means the persons or entities designated or deemed designated by Executive pursuant to Section 15.3 herein.

16.6.

“Cause” shall mean the occurrence of any one or more of the following: (a) Executive’s conviction for committing an act of fraud, embezzlement, theft, or other criminal act constituting a felony; (b) Executive’s commission of an act or omission reasonably likely to result in a conviction for fraud, embezzlement, theft, or other criminal violation constituting a felony, (c) the engaging by Executive in gross negligence or gross misconduct (including dishonesty, disloyalty or misappropriation) that is materially and demonstrably injurious to the Company; (d) Executive’s material breach of the Company’s Code of Business Conduct; (e) the continued failure by Executive to substantially perform his/her normal duties (other than any such failure resulting from Executive’s illness or injury), after a written demand for substantial performance is delivered to Executive that specifically identifies the manner in which the Company believes that Executive has not substantially performed his/her duties, and Executive has failed to remedy the situation within thirty (30) days of receiving such notice; or (f) the continued failure by the Executive to achieve agreed-upon performance goals after a written notice of such deficiencies is delivered to Executive, and Executive has failed to come into compliance with the agreed-upon performance goals within a time period designated by the Company which time period shall be a minimum of thirty (30) days from the receipt of such notice.

16.7.

“Change of Control” means (i) the sale of all or substantially all of the assets of the Company, Jo-Ann Stores Holdings Inc. (“JSHI”) or any wholly owned subsidiary of JSHI that is situated between JSHI and the Company (an “Intermediate Subsidiary”) to any other person or entity (other than the Company, any of its subsidiaries, Leonard Green & Partners L.P. (“LGP”), or any employee benefit plan maintained by the Company or any of its subsidiaries), or (ii) a change in Beneficial Ownership or control of the Company, JSHI or any Intermediate Subsidiary effected through a transaction or series of transactions (other than an offering of Common Stock or other securities to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, LGP, or any employee benefit plan maintained by the Company or any of its subsidiaries), directly or indirectly acquires Beneficial Ownership of securities of the Company, JSHI or any Intermediate Subsidiary possessing more than 50% of the total combined voting power of such entity’s securities outstanding immediately after such acquisition. Notwithstanding the foregoing, to the extent necessary to comply with Section 409A of the Code, a Change of Control shall not be deemed to occur for purposes of Section 6 of this Agreement unless the transaction also constitutes a “change in the ownership”, a “change in the effective control” or a “change in the ownership of a substantial portion of the assets of” the Company or another corporation that is either a majority shareholder of the Company or a member of a chain of corporations (in which each corporation is a majority shareholder of another corporation in the chain) ending in the Company.

16.8.	“Change of Control Severance Benefits” means those payments and benefits that may become payable pursuant to Section 2 above.

16.9.	“Code” means the United States Internal Revenue Code of 1986, as amended.

16.10.	“Company” means Jo-Ann Stores, LLC, an Ohio limited liability company, and its successors.

16.11.

“Disability” means permanent and total disability, within the meaning of Code Section 22(e)(3), as determined by the Company in the exercise of good faith and reasonable judgment, upon receipt of and in reliance on sufficient competent medical advice from one (1) or more individuals, selected by the Company, who are qualified to give professional medical advice, provided, however, that Executive must be entitled to disability benefits under the Company sponsored disability plans or programs.

16.12.

“Employer” means the Company and each corporation or other entity with whom the Company would be considered a single employer under Code Sections 414(b) and 414(c), except that in applying Code Sections 1563(a)(1), (2) and (3) for purposes of determining a controlled group of corporations under Code Section 414(b), the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Code Sections 1563(a)(1), (2) and (3), and in applying Treas. Regs. Sec. 1.414(c)-2 for purposes of determining a controlled group of trades or businesses under Code Section 414(c), the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Treas. Regs. Sec. 1.414(c)-2.

16.13.

“Excess Parachute Payment” has the meaning assigned to that term in Q/A-3 (note that although initial capital letters are used on this term in this Agreement, the Q/As do not use initial caps for this term).

16.14.	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

16.15.

“Good Reason” shall mean, on or after a Change of Control, any material adverse change by the Company in Executive’s job title, duties, responsibility or authority; failure by the Company to pay Executive any amount of Base Salary or bonus when due; any material diminution of Executive’s Base Salary (other than such a material diminution that is applied on a substantially comparable basis to similarly-situated employees of the Company); any material reduction in Executive’s short-term incentive compensation opportunities; the termination or denial of Executive’s right to participate in material employment related benefits that are offered to similarly-situated employees of the Company; the movement of Executive’s principal location of work to a new location that is in excess of 50 miles from Executive’s principal location of work as of the date hereof without Executive’s consent; or failure by the Company to require any successor to assume and agree to perform the Company’s obligations under this Agreement in accordance with Section 14.1; provided that none of the events described in this definition of Good Reason shall constitute Good Reason unless Executive notifies the Company in writing of the event that is purported to constitute Good Reason (which notice is provided not later than the 30th day following the occurrence of the event purported to constitute Good Reason) and then only if the Company fails to cure such event within 30 days after the Company’s receipt of such written notice.

16.16.

“Net After-Tax Benefit” shall mean the aggregate present value of all Payments to Executive, net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state, local and other tax laws, as determined by the Accounting Firm.

16.17.	“Payment” has the meaning assigned to that term in Section 9.1 above (except as otherwise provided in Section 1(a)).

16.18.

“Parachute Payment” has the meaning assigned to that term in Q/A-2 but without reference to subsection (4) of Q/A-2 with the effect that a payment otherwise meeting the definition of “Parachute Payment” will be referred to as a Parachute Payment even if the total of all such Parachute Payments is less than three times Executive’s base amount (as defined in Q/A-34) (note that although initial capital letters are used on this term in this Agreement, the Q/A’s do not use initial caps for this term).

16.19.	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d).

16.20.

“Q/As” means the entire series of Questions and Answers set forth in Section 1.280G-1 of the Treasury Regulations issued under Section 280G of the Code (which Section of regulations is presented in Questions and Answers format); references to particular Questions and Answers will be, for example, to “Q/A-l”.

16.21.

“Retirement” means a voluntary Separation from Service by Executive other than for Good Reason after Executive has either (a) attained age fifty-five (55) and has completed at least ten (10) full years of continuous service with the Company, or (b) has attained age sixty-five (65) without regard to length of service.

16.22.

“Separation from Service” means Executive has a termination of employment with the Employer. Whether a termination of employment has occurred shall be determined based on whether the facts and circumstances indicate that Executive and Employer reasonably anticipate that no further services will be performed by Executive for Employer; provided, however, that Executive shall be deemed to have a termination of employment if the level of services he or she would perform for Employer after a certain date permanently decreases to no more than twenty percent (20%) of the average level of bona fide services performed for Employer (whether as an employee or independent contractor) over the immediately preceding thirty-six (36)-month period (or the full period of services to Employer if Executive has been providing services to Employer for less than thirty-six (36) months). For this purpose, Executive is not treated as having a Separation from Service while he or she is on a military leave, sick leave, or other bona fide leave of absence, if the period of such leave does not exceed six (6) months, or if longer, so long as Executive has a right to reemployment with Employer under an applicable statute or by contract.

16.23.	“Severance Benefits” means those payments and benefits that may become payable before the occurrence of a Change of Control pursuant to Section 1 above.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

JO-ANN STORES, LLC

By:	/s/ John Yoon
Name: John Yoon
Title: Manager

EXECUTIVE

By:	/s/ Wade Miquelon
Wade Miquelon

EXHIBIT A

GENERAL RELEASE1

This General Release (this “Release”) is entered into by and between                      (“Executive”) and JO-ANN STORES, LLC (the “Company”) (collectively, the “Parties”) as of the                      day of                     , 20        .

NOW, THEREFORE, and in consideration of the mutual promises contained herein, and for other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.    Employment Status. Executive’s employment with the Company terminated effective as of                      20        .

2.    Payments and Benefits. Following the effectiveness of the terms set forth herein, the Company shall provide Executive with certain benefits as provided in Section of that certain Agreement between the Company and Executive dated as of                     , 20         (the “Agreement”). Such benefits shall be provided in accordance with the terms, and subject to the conditions, of the Agreement, including, but not limited to, the condition that this Release must become effective and irrevocable in accordance with its terms within fifty-five (55) days after Executive’s Separation from Service (as defined in the Agreement). Executive agrees that the consideration set forth above is more than Executive is legally entitled to and reflects adequate consideration for the release of any potential claims that Executive may have arising from Executive’s employment and separation from employment with the Company.

3.    No Liability. This Release does not constitute an admission by the Company, or its directors, managers, officers, employees, affiliates or agents, or Executive, of any unlawful acts or of any violation of federal, state or local laws.

4.    Claims Released by Executive. In consideration of the payments and benefits described in Section 2 of this Release, and by signing this Release, Executive agrees on behalf of Executive and his or her agents, heirs, executors, administrators and assigns to unconditionally release, acquit and forever discharge the Company, its parents, subsidiaries and affiliates, and each of their respective agents, directors, managers, officers, employees, partners, shareholders, members, representatives, successors, insurers, assigns and all persons acting by, through, under or in concert with any of them (“Releasees”) from any and all actions, complaints, claims, liabilities, obligations, promises, agreements, damages, demands, losses, and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights under federal, state or local laws prohibiting discrimination (including but not limited to the Federal Age Discrimination in Employment Act) and claims for wrongful discharge, breach of contract, either oral or written, breach of any employment policy or any other claim against Releasees which Executive now has, heretofore had or at any time hereafter may have against Releasees arising prior to the date hereof and arising out of or in connection with Executive’s employment or separation from employment with the Company.

[1]

This form of General Release has been reviewed for compliance with Ohio law as of August 2013, and may need to be updated, as necessary, for terminations that may occur at subsequent dates and/or in other jurisdictions

Executive acknowledges and understands that this is a general release which releases the Releasees from any and all claims that Executive may have under federal, state or local laws or common law, including but not limited to claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, et seq., as amended, the Age Discrimination in Employment Act, 29 U.S.C. §§ 621 et seq., the Older Workers Benefit Protection Act, the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., the Fair Labor Standards Act, 29 U.S.C. § 201, et seq., the Employee Retirement Income Security Act, and the Consolidated Omnibus Budget Reconciliation Act. This Release does not apply to any claim that as a matter of law cannot be released, or to any rights or claims that may arise after the date Executive executes this Release, and nothing herein shall release the Company from any obligation under the Agreement.

Without limiting the foregoing, Executive represents that he or she understands that this Release specifically releases and waives any claims of age discrimination, known or unknown, that Executive may have against Releasees as of the date Executive signs this Release. This Release specifically includes a waiver of rights and claims under the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers Benefit Protection Act. Executive acknowledges that as of the date he or she signs this Release, Executive may have certain rights or claims under the Age Discrimination in Employment Act, 29 U.S.C. §626 and Executive voluntarily relinquishes any such rights or claims by signing this Release.

Nothing in this Release will prohibit Executive from cooperating with the Equal Employment Opportunity Commission (“EEOC”) or any similar state and local agencies in any future investigation against the Company, but Executive acknowledges that this Release will bar Executive from recovering any funds in any future proceeding, including any brought by the EEOC or any state and local agencies. Further, Executive specifically waives any right to receive any benefit or remedy as a consequence of filing a charge of discrimination with the EEOC or any similar state and local agencies.

5.    Bar. Executive, on behalf of Executive and his or her agents, heirs, executors, administrators and assigns, also agrees and covenants not to file a lawsuit or to assert any claim with respect to any claims released or waived under this Release, and Executive agrees that Executive will not institute any actions, causes, suits, debts, liens, claims or demands for released matters, whether known or unknown, against Releasees or attributable to Releasees in any way. Execution of this Release by Executive operates as a complete bar and defense against any and all of the released claims against Releasees. If Executive or any of Executive’s agents, heirs, executors, administrators and assigns should make any claims against any of the Releasees in any complaint, action, claim, or proceeding (with the exception of claims to enforce the Agreement and claims not released herein), this Release may be raised as and shall constitute a complete bar to any such complaint, action, claim, or proceeding, and Releasees shall be entitled to and shall recover from Executive all costs incurred, including attorneys’ fees, in defending against any such complaint, action, claim, or proceeding to the fullest extent. Executive and the Company agree that this Release may be introduced into evidence by a party in the event either party attempts to or actually commences any legal, equitable or administrative action, arbitration or other proceeding against the other party or any of its affiliated entities or any of the Releasees.

6.    Confidentiality/Non-Disparagement/Restrictive Covenants. Executive agrees not to divulge to third parties or use any confidential or Company proprietary information gathered or learned by Executive in the scope of his or her employment with the Company. Confidential information includes, but is not limited to, information in oral, written or recorded form regarding business plans, trade or business secrets, Company financial records, supplier contracts or relationships, or any other information that the Company does not regularly disclose to the public. To the extent that Executive has any doubt, either now or in the future, as to whether information Executive possesses is confidential or Company proprietary, Executive should contact the undersigned for clarification before divulging or using such information. Executive understands and agrees that divulging such information to third parties or Executive’s unauthorized use of it would cause serious competitive harm to the Company. Confidential information shall exclude: (a) information that is generally known by or available for use by the public, (b) information that was known by Executive prior to his or her employment with the Company (including its predecessor in interest, affiliates and subsidiaries), or (c) information that is required to be disclosed pursuant to applicable law or a court order. If information is required to be disclosed because of a court order, Executive must notify the Company’s General Counsel immediately.

Executive agrees that the terms of this Release are confidential and that Executive will not disclose any information concerning this Release to any person other than Executive’s immediate family members and professional advisors who also agree to keep said information confidential, not to disclose it to others and not to use such information for any purpose other than advising Executive with respect to Executive’s rights and obligations under this Release. Executive also may make such disclosures as are required by law. Any disclosure in violation of the foregoing is a material breach of this Release giving rise to an appropriate remedy as determined by a court of law or equity.

Executive agrees that he or she is prohibited from and will refrain from sharing all Company-related materials in Executive’s possession with those who have not been authorized to receive such information, including but not limited to any competitors or retailers selling crafts, fabrics or other product lines also sold by the Company.

Executive acknowledges that he or she remains subject to the restrictive covenants referenced in Section 13 of the Agreement.

Each Party covenants not to make any disparaging statements or comments about the other party to any person or entity by any medium, whether oral or written.

7.    Governing Law. To the extent not preempted by the laws of the United States, the laws of the State of Ohio, applicable to contracts made and to be performed wholly within that state, shall be the controlling law in all matters relating to this Release.

8.    Acknowledgment. Executive has read this Release, understands it, and voluntarily accepts its terms, and Executive acknowledges that he or she has been advised by the Company to seek the advice of legal counsel before entering into this Release. Executive acknowledges that he or she was given a period of forty-five (45) calendar days within which to consider and execute this Release, and to the extent that he or she executes this Release before the expiration of the 45-day period, he or she does so knowingly and voluntarily and only after consulting his or her attorney.

9.    Revocation. Executive understands that he or she has a period of seven (7) calendar days following the execution of this Release during which Executive may revoke this Release by delivering written notice to the Company, and this Release shall not become effective or enforceable until such revocation period has expired. Executive understands that if he or she revokes this Release, it will be null and void in its entirety and Executive will not be entitled to any payments or benefits provided in Section 2.

10.    Miscellaneous. This Release is the complete understanding between Executive and the Company in respect of the subject matter of this Release and supersedes all prior agreements relating to Executive’s employment with the Company, except those provisions of the Agreement that survive the termination of Executive’s employment and agreements that Executive has entered into with the Company pertaining to confidentiality or ownership of intellectual property or Company proprietary information. Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein and in the Agreement in signing this Release. In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law. Executive agrees to execute such other documents and take such further actions as reasonably may be required by the Company to carry out the provisions of this Release.

11.    Counterparts. This Release may be executed by the parties hereto in counterparts (including by means of facsimile or other electronic transmission), each of which shall be deemed an original, but all of which taken together shall constitute one original instrument.

IN WITNESS WHEREOF, the parties have executed this Release on the date first set forth above.

JO-ANN STORES, LLC

Name:
Title:

EXECUTIVE

Name: